Exhibit 99.1
BOB EVANS REPORTS FISCAL 2012 FIRST-QUARTER RESULTS
Company announces 1Q 2012 earnings per share of 59 cents, up 44 percent compared to prior year
Year-over-year improvement in foods segment and excellent cost management offset commodity increases and top-line softness in restaurant segment
Company reaffirms fiscal year 2012 EPS guidance of $2.36 to $2.44 and annual earnings growth guidance of approximately 7 to 10 percent over next five years
Board of Directors approves 25 percent increase in quarterly dividend rate from 20 cents to 25 cents per share; doubles share repurchase authorization from $25 million to $50 million
Bob Evans Restaurants to expand Farm-Fresh remodels to Cincinnati market; Company now expects to remodel 86 restaurants in Fiscal 2012
COLUMBUS, Ohio — Aug. 16, 2011 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its results for the fiscal 2012 first quarter ended Friday, July 29, 2011.
First-quarter commentary
Chairman and Chief Executive Officer Steve Davis said the Company met its first-quarter earnings per share goals due largely to improvement in the foods segment that offset lower-than-expected sales results at both restaurant brands.
“Our results this quarter demonstrate the effectiveness and potential of our integrated diversified foods company strategy,” Davis said. “We saw significant sales and profit improvement in our foods business, which more than offset softness in our restaurant sales and allowed us to post 44 percent growth in earnings per share. We believe we can judiciously grow both segments of our Company, and we plan to use our strong balance sheet to support our growth strategy and achieve our long-term growth target.
“Preliminary results from our Bob Evans remodel program are very encouraging,” Davis said. “In addition to the recent expansion to the Toledo and Detroit markets, we are now planning to bring the program to the Cincinnati market.”

First-quarter fiscal 2012 consolidated results
The Company reported earnings per share of 59 cents and consolidated operating income of $27.5 million, or 6.8 percent of net sales, in the first quarter of fiscal 2012. This compares to earnings per share of 41 cents and consolidated operating income of $21.4 million, or 5.2 percent of net sales, in the first quarter of fiscal 2011. The improvement came primarily from a strong performance in the foods segment and cost-control initiatives.
First-quarter fiscal 2012 consolidated income statement summary
Below is a summary of the Company’s first-quarter fiscal 2012 income statement.
•	Net sales — Consolidated net sales were $405.4 million in the first quarter of fiscal 2012, a 1.7 percent decrease compared to $412.6 million in the first quarter of fiscal 2011. The sales decrease was the result of lower same-store sales in the restaurant segment, partly offset by sales increases in the foods segment.
•	Cost of sales — Consolidated cost of sales was $121.1 million, or 29.9 percent of net sales, in the first quarter of fiscal 2012, compared to $122.2 million, or 29.6 percent of net sales, in the first quarter of fiscal 2011. The increase as a percentage of net sales was the result of higher commodity costs in the restaurant segment, partly offset by a 4.1 percent year-over-year decrease in sow costs, which averaged $57.06 per hundredweight in the first quarter of fiscal 2012, compared to $59.52 in the first quarter of fiscal 2011.
•	Operating wages — Consolidated operating wages were $133.4 million, or 32.9 percent of net sales, in the first quarter fiscal 2012, compared to $144.1 million, or 34.9 percent of net sales, in the first quarter of fiscal 2011. The improvement resulted from labor productivity initiatives and lower health insurance costs in the restaurant segment, as well as lean manufacturing productivity initiatives implemented in the foods segment during fiscal 2011. Partly offsetting these benefits was negative leverage due to lower sales in the restaurant segment.
•	Other operating expenses — Consolidated other operating expenses were $67.3 million, or 16.6 percent of net sales, in the first quarter of fiscal 2012, compared to $68.4 million, or 16.6 percent of net sales, in the first quarter of fiscal 2011. Lower restaurant controllable expense offset negative leverage due to sales declines in the restaurant segment.
•	SG&A — Consolidated SG&A expenses were $35.7 million, or 8.8 percent of net sales, in the first quarter of fiscal 2012, compared to $35.8 million, or 8.7 percent of net sales, in the first quarter of fiscal 2011. The cost increase as a percentage of sales resulted from negative leverage due to same-store sales declines in the restaurant segment.

•	Net interest expense — The Company’s net interest expense was $2.1 million in the first quarter of fiscal 2012 compared to $2.5 million in the first quarter of fiscal 2011. The decrease was the result of lower average borrowings in the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011.
•	Income taxes — The Company’s effective tax rate in the first quarter of fiscal 2012 was 29.8 percent, compared to 33.6 percent in the first quarter of fiscal 2011. The lower tax rate was primarily the result of settlements with certain state taxing authorities and other items.
•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.4 million in the first quarter of fiscal 2012, compared to 30.5 million in the first quarter of fiscal 2011. The Company repurchased 46,900 shares for $1.7 million in the first quarter of fiscal 2012.
First-quarter fiscal 2012 restaurant segment summary

The restaurant segment reported fiscal 2012 first-quarter operating income of $21.9 million, or 6.6 percent of net sales, compared to operating income of $21.4 million, or 6.2 percent of net sales, in the first quarter of fiscal 2011.
A summary of the restaurant segment’s first-quarter fiscal 2012 income statement follows below.
Net sales — The restaurant segment reported net sales of $333.2 million, a 2.9 percent decrease compared to $343.1 million in the first quarter of fiscal 2011. Same-store sales at Bob Evans Restaurants decreased 1.8 percent in the first quarter of fiscal 2012, with average menu prices up 1.3 percent. At Mimi’s Café, same-store sales decreased 4.8 percent, with average menu prices up 4.2 percent.
At Bob Evans Restaurants, May and June same-store sales results of negative 1.5 percent and negative 2.0 percent, respectively, compared to the Knapp Track family dining index of negative 1.5 percent and negative 1.3 percent. At Mimi’s Café, same-store sales of negative 1.8 percent, negative 6.1 percent and negative 6.1 percent trailed the respective Knapp Track casual dining index of 1.8 percent, 2.1 percent and 0.9 percent (see tables below).

	Category	SSS Restaurants	May	June	July	1Q FY ’12
Bob Evans	Family	558	-1.5%	-2.0%	-1.8%	-1.8%
Mimi’s Café	Casual	143	-1.8%	-6.1%	-6.1%	-4.8%
COMBINED		701	-1.6%	-3.2%	-3.0%	-2.6%

	May	June	July
Sales Trac Family Dining Index	-1.0%	-0.7%	-1.0%
Knapp Track Family Dining Index	-1.5%	-1.3%	Not available
Knapp Track Casual Dining Index	1.8%	2.1%	0.9%
Cost of sales — The restaurant segment’s cost of sales was 24.5 percent of net sales in the first quarter of fiscal 2012, compared to 24.0 percent in the first quarter of fiscal 2011. The increase resulted from higher commodity costs, partly offset by the benefit of actual-versus-theoretical food cost programs implemented at both restaurant concepts.
Operating wages — The restaurant segment’s cost of labor was 37.9 percent of net sales in the first quarter of fiscal 2012, compared to 39.4 percent in the first quarter of fiscal 2011. The improvement resulted from optimized labor scheduling initiatives and a reduction in health insurance costs.
Other operating expenses — The restaurant segment’s other operating expenses were 18.8 percent of net sales in the first quarter of fiscal 2012, compared to 18.8 percent of net sales in the first quarter of fiscal 2011. Negative leverage due to sales declines and higher fees from increased gift-card activity and credit-card usage offset a reduction in advertising expense.
SG&A — The restaurant segment’s SG&A expenses were 6.7 percent of net sales in the first quarter of fiscal 2012, compared to 6.3 percent in the first quarter of fiscal 2011. The increase is due to the impact of negative leverage from sales declines, as well as higher administrative salary expense.
First-quarter fiscal 2012 foods segment summary
Reported operating income for the foods segment was $5.6 million, or 7.8 percent of net sales, in the first quarter of fiscal 2012. Reported operating income for the foods segment was $29,000, approximately breakeven, in the first quarter of fiscal 2011.
The operating income improvement resulted primarily from pricing and promotional spending adjustments, as well as year-over-year reductions in operating wages and other operating expenses resulting from the Company’s lean manufacturing productivity initiatives. The lean manufacturing productivity initiatives resulted in the discontinuation of the Company’s fresh sausage operations at its Galva, Ill., and Bidwell, Ohio facilities, in the second quarter of fiscal 2011.

A summary of the foods segment’s first-quarter fiscal 2012 income statement is below.
Net sales — The foods segment’s first-quarter fiscal 2012 net sales were $72.2 million, up 3.9 percent compared to $69.5 million in the first quarter of fiscal 2011. Comparable pounds sold decreased 4.3 percent compared to the first quarter of fiscal 2011, but improved sequentially during June and July. More than offsetting the impact of the decrease in comparable pounds sold was a $1.6 million, or 18.7 percent, year-over-year decrease in promotional discounts provided to retailers, along with increased authorizations of new products in key national accounts. (Promotional discounts and other selling allowances reduce net sales.)
Cost of sales — The foods segment’s first-quarter fiscal 2012 cost of sales was 54.4 percent of net sales compared to 57.3 percent of net sales in the first quarter of fiscal 2011. The improvement was due to 4.1 percent year-over-year decrease in sow costs, which averaged $57.06 per hundredweight in the first quarter of fiscal 2012, compared to $59.52 in fiscal 2011, as well as higher net selling prices per pound.
Operating wages — The foods segment’s first-quarter fiscal 2012 cost of labor was 10.0 percent of net sales compared to 13.2 percent of net sales in the first quarter of fiscal 2011. The improvement was due primarily to cost reductions from the Company’s lean manufacturing productivity initiatives implemented in the second quarter of fiscal 2011.
Other operating expenses — The foods segment’s other operating expenses were 6.3 percent of net sales in the first quarter of fiscal 2012 compared to 5.5 percent of net sales in the first quarter of fiscal 2011. The increase was due to higher third-party distribution costs, partly offset by the Company’s lean manufacturing initiatives and higher net selling prices per pound.
SG&A — The foods segment’s SG&A expenses were 18.6 percent of net sales in the first quarter of fiscal 2012 compared to 20.4 percent of net sales in the first quarter of fiscal 2011. The cost decrease resulted primarily from leverage related to higher sales as well as the elimination of consulting expenses associated with lean manufacturing productivity initiatives recorded in the first quarter of fiscal 2011. These benefits more than offset the impact of higher administrative salary expense.
Board of Directors approves 25 percent increase in quarterly dividend rate; doubles share repurchase authorization
The Company’s Board of Directors approved a 25 percent increase in the quarterly dividend rate, from 20 cents per share to 25 cents per share. The increased dividend is payable on Monday, Sept. 19 to shareholders of record at the close of business on Tuesday, Sept. 6.
The Board also doubled the Company’s share repurchase authorization from $25 million to $50 million. The repurchase authorization is effective immediately, through the remainder of the Company’s 2012 fiscal year, which ends April 27, 2012. The Company repurchased 46,900 shares for $1.7 million at an average price of $35.31 in the first quarter of fiscal 2012.

Davis said that the Company’s dividend increase and share repurchases are indicative of the Company’s efforts to utilize its strong balance sheet to build stockholder value. “By the end of this year, with the increases to the share repurchase authorization and the dividend, we expect to have returned more than $450 million to shareholders since fiscal 2007 through our balanced and disciplined capital allocation strategy,” Davis said. “Our new $1.00-per-share annual dividend rate represents an 85 percent increase from 54 cents per share in fiscal 2007.
“Increasing our dividend while we are repurchasing shares and investing in promising growth initiatives such as our Bob Evans Restaurants remodel program demonstrates confidence in our business outlook, as well as our ongoing commitment to driving shareholder value.”
Fiscal year 2012 and longer-term outlook
The Company reaffirmed its fiscal 2012 earnings per share outlook of approximately $2.36 to $2.44 and its average annual earnings growth rate of approximately 7 to 10 percent over the next five years.
The Company expects to encounter a challenging cost environment, including higher maintenance and utility costs, in the second fiscal quarter. The Company also expects to incur average sow costs in the mid-to-high $70 range for several weeks during the second quarter.
The Company also expects approximately $3 million in higher year-over-year restaurant remodel start-up expenses, due to the higher number of planned remodels relative to fiscal 2011. The Company expects to record most of this incremental remodel expense in the second quarter for its Detroit and Toledo markets, and during the fourth quarter for its Cincinnati market.
This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings. Particular assumptions for the Company’s full-year outlook include the following:
Consolidated company highlights
•	Net sales — approximately $1.7 billion.
•	Depreciation and amortization — approximately $80 to $90 million.
•	Net interest expense — approximately $8.5 to $9.5 million.
•	Effective tax rate — approximately 32 to 33 percent, down from 34 percent.
•	Diluted weighted-average share count — approximately 30.0 million, down from 30.4 to account for the increased share repurchase authorization.

•	Capital expenditures — approximately $80 to $90 million, up from the previous estimate of $70 to $80 million, to account for the expansion of the remodel program into the Cincinnati market. This estimate includes a total of approximately $35 million for new restaurant development and remodels during fiscal 2012, up from the previous guidance of $25 million. Also contemplated in this amount is approximately $10 million for 44 restaurants in the Detroit and Toledo markets.
In fiscal 2012, the Company plans to build at least six new Bob Evans restaurants.
Restaurant segment highlights
•	Restaurant segment operating margins — 6 to 7 percent.
•	Bob Evans Restaurants — Full-year same-store sales increases of approximately flat, down from 0.5 to 1.5 percent.
•	Mimi’s Café — Full-year same-store sales in the negative 3.0 percent to negative 2.0 percent range, down from flat to positive 1.0 percent.
•	Restaurant segment cost of sales — Commodity inflation of 5.5 to 6.0 percent, partly offset by moderate price increases and menu management. Some of the categories expected to drive the cost increase are oil-based products, eggs, dairy, poultry, beef, beverages and bakery.
Foods segment highlights
•	Foods segment operating margins — 7 to 8 percent.
•	Foods segment net sales — Overall net sales of $330 million to $350 million, driven in part by distribution gains during fiscal 2011.
•	Foods segment cost of sales — Average sow costs of approximately $60 to $65 per hundredweight for the full year.
Company to host conference call on Wednesday, Aug. 17, 2011
The Company will host a conference call to discuss its year-end results at 10 a.m. (ET) on Wednesday, Aug. 17, 2011. The dial-in number is (800) 690-3108, access code 87972813. A replay will be available at (855) 859-2056, access code 87972813. To access the simultaneous webcast, go to www.bobevans.com/ir.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 29, 2011), Bob Evans owned and operated 563 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 29, 2011, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contact:
David D. Poplar
Vice President of Investor Relations
(614) 492-4954